Exhibit 99.1

Net Element Reports First Quarter 2020 Financial Results

MIAMI, May 15, 2020 - Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment including point-of-sale (“POS”), e-commerce and mobile devices, today reports its financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Results

●	Total transaction processing volume increased to $810.7 million, as compared to $786.7 million for the same comparable period
●	Net revenue increased to $15.8 million as compared to $15.0 million for the same comparable period
●	North American Transactions Solutions revenue increased to $15.2 million as compared to $14.4 million for the same comparable period
●	International Transaction Solutions revenue was unchanged at $0.7 million as compared to $0.7 million
●	Operating expenses were $3.6 million for both periods
●	Gross margin decreased to $2.5 million as compared to $2.8 million for the same comparable period in 2019
●	Net loss per share increased to ($0.33) from ($0.29) for the same comparable period

“North American Transactions Solutions continued showing modest growth during the first quarter while our International Transactions Solutions segment showed a slight increase in operating margins.  Due to the COVID-19 pandemic’s impact on the overall economy and in anticipation of lower processing volumes, we implemented company-wide cost savings by reducing executive pay and creating efficiencies in our work force to be better positioned for the months ahead,” commented Oleg Firer, CEO of Net Element.  “We are actively exploring strategic alternatives to further unlock value for shareholders, and the Company will evaluate all potential options for its business, including the sale of the Company or the Company’s technology and or its assets, licensing of technology, spin-offs or business combinations”

Results of Operations for the Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

We reported a net loss attributable to common stockholders of approximately $1.4 million or $0.33 per share loss for the three months ended March 31, 2020 as compared to a net loss of approximately $1.1 million or $0.29 per share loss for the three months ended March 31, 2019.

The following table sets forth our sources of revenues, cost of revenues and gross margins for the three months ended March 31, 2020 and 2019.

	Three		Three
	Months Ended		Months Ended		Increase /
Source of Revenues	March 31, 2020	% Mix	March 31, 2019	% Mix	(Decrease)
North American Transaction Solutions	$15,159,081	95.7%	$14,363,506	95.5%	$795,575
International Transaction Solutions	683,486	4.3%	683,676	4.5%	(190)
Total	$15,842,567	100.0%	$15,047,182	100.0%	$795,385

	Three		Three
	Months Ended	% of	Months Ended	% of	Increase /
Cost of Revenues	March 31, 2020	revenues	March 31, 2019	revenues	(Decrease)
North American Transaction Solutions	$12,824,669	84.6%	$11,768,738	81.9%	$1,055,931
International Transaction Solutions	476,136	69.7%	491,410	71.9%	(15,274)
Total	$13,300,805	84.0%	$12,260,148	81.5%	$1,040,657

	Three		Three
	Months Ended	% of	Months Ended	% of	Increase /
Gross Margin	March 31, 2020	revenues	March 31, 2019	revenues	(Decrease)
North American Transaction Solutions	$2,334,412	15.4%	$2,594,768	18.1%	$(260,356)
International Transaction Solutions	207,350	30.3%	192,266	28.1%	15,084
Total	$2,541,762	16.0%	$2,787,034	18.5%	$(245,272)

Net revenues consist primarily of service fees from transaction processing. Net revenues were approximately $15.8 million for the three months ended March 31, 2020 as compared to approximately $15.0 million for the three months ended March 31, 2019. The increase in net revenues for the comparable period was primarily related to the boarding of new merchants and increased dollar volume in transactions during the beginning of 2020.

Cost of revenues represents direct costs of generating revenues, including commissions, interchange expense, processing, and non-processing fees. Cost of revenues for the three months ended March 31, 2020 were approximately $13.3 million as compared to approximately $12.3 million for the three months ended March 31, 2019. The increase in cost of revenues for the comparable three months ended of $1.0 million was primarily driven by the increase in volume of transactions processed.

The gross margin for the three months ended March 31, 2020 was approximately $2.5 million, or 16.0% of net revenue, as compared to approximately $2.8 million, or 18.5% of net revenue, for the three months ended March 31, 2019. The primary reason for the decrease in the gross margin percentage was due to the compression of our margins due to the competitive nature of the industry.

Operating Expenses Analysis:

Operating expenses were approximately $3.6 million for the three months ended March 31, 2020 and 2019. Operating expenses for the three months ended March 31, 2020 primarily consisted of selling, general and administrative expenses of approximately $2.3 million, bad debt expense of approximately $0.4 million, and depreciation and amortization expense of approximately $0.8 million. Operating expenses for the three months ended March 31, 2019 primarily consisted of selling, general and administrative expenses of approximately $2.4 million, bad debt expense of approximately $0.3 million and depreciation and amortization of  approximately $0.9 million.

The components of our selling, general and administrative expenses are reflected in the table below.

Selling, general and administrative expenses for the three months ended March 31, 2020 and 2019 consisted of operating expenses not otherwise delineated in our Condensed Consolidated Statements of Operations and Comprehensive Loss, as follows:

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$548,626	$113,142	$550,721	$1,212,489
Professional fees	106,242	48,891	259,198	414,331
Rent	4,573	16,833	52,414	73,820
Business development	79,201	17	2,102	81,320
Travel expense	4,708	25,123	55,632	85,463
Filing fees	-	-	21,813	21,813
Transaction losses (gains)	-	157,011	-	157,011
Office expenses	77,756	6,968	28,197	112,921
Communications expenses	48,702	42,990	20,008	111,700
Insurance expense	-	-	38,685	38,685
Other expenses	135	-	10,223	10,358
Total	$869,943	$410,975	$1,038,993	$2,319,911

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$303,990	$180,791	$765,548	$1,250,329
Professional fees	141,030	55,465	501,660	698,155
Rent	-	18,819	54,014	72,833
Business development	36,984	626	5,170	42,780
Travel expense	24,136	8,401	32,068	64,605
Filing fees	-	-	22,130	22,130
Transaction losses (gains)	-	(31,117)	-	(31,117)
Office expenses	75,059	5,878	13,324	94,261
Communications expenses	37,958	31,350	23,427	92,735
Insurance expense	-	-	34,247	34,247
Other expenses	(2,720)	3,192	43,436	43,908
Total	$616,437	$273,405	$1,495,024	$2,384,866

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$244,636	$(67,649)	$(214,827)	$(37,840)
Professional fees	(34,788)	(6,574)	(242,462)	(283,824)
Rent	4,573	(1,986)	(1,600)	987
Business development	42,217	(609)	(3,068)	38,540
Travel expense	(19,428)	16,722	23,564	20,858
Filing fees	-	-	(317)	(317)
Transaction losses (gains)	-	188,128	-	188,128
Office expenses	2,697	1,090	14,873	18,660
Communications expenses	10,744	11,640	(3,419)	18,965
Insurance expense	-	-	4,438	4,438
Other income	2,855	(3,192)	(33,213)	(33,550)
Total	$253,506	$137,570	$(456,031)	$(64,955)

Salaries, benefits, taxes and contractor payments remained relatively steady on a consolidated basis for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019. This was primarily due to the Company’s continued monitoring of operations and labor costs necessary to maintain or increase revenues, including a reduction in corporate expenses.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company provides additional measures of its operating results by disclosing its adjusted net loss attributable to Net Element, Inc. stockholders. Adjusted net loss attributable to Net Element stockholders is calculated as net loss attributable to Net Element stockholders excluding non-cash share-based compensation. The Company discloses this amount on an aggregate and per share basis. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding by the Company’s investors of its historical performance through the use of a metric that seeks to normalize period-to-period earnings.  A reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the quarter ended March 31, 2020, and March 31, 2019 is presented in the following tables.

	GAAP	Share-based Compensation	Adjusted Non-GAAP
Three Months Ended March 31, 2020
Net loss attributable to Net Element Inc stockholders	$ (1,366,216)	$ 38,400	$ (1,327,816)
Basic and diluted loss per share	$ (0.33)	$ 0.01	$ (0.32)
Basic and diluted shares used in computing loss per share	4,117,643		4,117,643
Three Months Ended March 31, 2019
Net loss attributable to Net Element Inc stockholders	$ (1,120,847)	$ 15,006	$ (1,105,841)
Basic and diluted loss per share	$ (0.29)	$ -	$ (0.29)
Basic and diluted shares used in computing loss per share	3,908,872		3,908,872

Use of Non-GAAP Financial Measures

Non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP measures exclude significant expenses that are required by GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise ("SME") in the U.S. and selected emerging markets. In the U.S. it aims to grow transactional revenue by innovating SME productivity services using blockchain technology solutions and Aptito, our cloud-based, restaurant and retail point-of-sale solution. Internationally, Net Element's strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions. Net Element was ranked as one of the fastest growing companies in North America on Deloitte's 2017 Technology Fast 500™. In 2017 we were recognized by South Florida Business Journal's as one of 2016's fastest growing technology companies. Further information is available at www.NetElement.com.

Forward-Looking Statements

Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to whether the Company will be successful in executing cost savings and other alternative strategies and whether these measures will  benefit the Company, its clients, sales partners and shareholders; what the ultimate impact of the COVID-19 pandemic will have on the Company and its  operations, whether the Company will achieve further growth or achieve its goals and when the Company will reach profitability. Additional examples of such risks and uncertainties include, but are not limited to (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; and (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.  Forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans and expectations as of any subsequent date.

Contact:

Net Element, Inc.

Tel. +1 (786) 923-0502

Media@NetElement.com

www.netelement.com